Exhibit 10.13

Good morning, Jamey.

I hope you getting to sleep in today!

I did not get an email from you, but I am just about to leave here, so don’t trouble with a resend.

Could you bring a printed copy of the agreement with you and we will use this email as the Promissory.

PROMISSORY NOTE

This note evidences a debt of eighty thousand dollars ($80,000) owed by Home School, Inc, a Delaware ‘C’ Corporation to Jamey Wright of Jacksonville, FL. It is the balance of the purchase price of one hundred and twenty thousand dollars ($120,000) pursuant to the Asset Purchase Agreement signed this day. This note also acknowledges receipt of the forty thousand dollar ($40,000) payment in good funds.

This debt shall bear an interest rate equal to 1,000 shares of stock per month it is outstanding, paid in advance, without regard to the size of the outstanding principal balance. For example, the first 1,000 shares are due on signing. The next 1,000 shares would be due on March 1, 2008 if any portion of the debt remains unpaid. The third 1,000 shares on April 1, 2008 if any portion still remains unpaid, and so on until the debt is extinguished in full.

The debt shall be repaid with all due speed and no prepayment penalty shall adhere if Home School, Inc. repays it sooner than anticipated.

The debt is intended to have a duration of three months, but shall not exceed nine months in duration.

In the event of default, Jamey Wright shall have the right to retain all funds and shares paid, and shall not release control of the URL www.homeschoolreviews.com until the debt is extinguished. So long as the debt is not in default, he shall, however, continue to cooperate in all efforts technical and commercial to transition the site to the ownership of Home School, Inc.

Signed this day, January 30, 2008

/s/ Thomas Morrow	/s/ Jamey Wright
Thomas Morrow, CEO Home School, Inc	Jamey Wright